Exhibit 5.1

Michael M. Stewart
Direct Tel: (405) 235-7747	michael.stewart@crowedunlevy.com
Direct Fax: (405) 272-5238
April 18, 2008
GMX Resources Inc.
900 North Broadway, Suite 600
Oklahoma City, Oklahoma 73114
Re:	GMX Resources Inc. — Registration Statement on Form S-8 Relating to 300,000 Additional Shares of Common Stock Subject to the Amended and Restated Stock Option Plan of GMX Resources Inc.
Ladies and Gentlemen:
     On May 22, 2007, the Board of Directors of GMX Resources Inc. (the “Company”) adopted, and the shareholders of the Company approved, an amendment to the Amended and Restated Stock Option Plan of the Company (the “Plan”) to increase the number of shares subject to the plan from 550,000 to 850,000. The Amended and Restated Stock Option Plan, as amended, is hereinafter referenced as the “Plan.” Pursuant to the Plan, 300,000 additional shares of common stock (“Additional Shares”), $0.001 par value per share, of the Company have been reserved for issuance upon the exercise of options that may be granted pursuant to the Plan.
     You have requested our advice with respect to the legality of the Additional Shares issuable pursuant to the Amendment.
     We have examined, and are familiar with, the originals or copies, the authenticity of which have been established to our satisfaction, of all documents and other instruments we have deemed necessary to express the opinions hereinafter set forth. We have assumed the accuracy and completeness of such documents and instruments and of the information contained therein.
     Based on the foregoing, and upon consideration of applicable law, it is our opinion that the Additional Shares that may be issued pursuant to the Plan have been or will be validly issued, fully paid and non-assessable.
     We hereby consent to the use of this opinion as an exhibit to the above-captioned Registration Statement.

Respectfully submitted, CROWE & DUNLEVY, A PROFESSIONAL CORPORATION
By:	/s/ Michael M. Stewart
Michael M. Stewart

TULSA	OKLAHOMA CITY	NORMAN
500 KENNEDY BUILDING	20 NORTH BROADWAY, SUITE 1800	THE HIPOINT OFFICE BUILDING
321 SOUTH BOSTON AVENUE	OKLAHOMA CITY, OK 73102-8273	2500 SOUTH MCGEE, SUITE 140
TULSA, OK 74103-3313	TEL: 405.235.7700 • FAX: 405.239.6651	NORMAN, OK 73072-6705
TEL: 918.592.9800 • FAX: 918.592.9801		TEL: 405.321.7317 • FAX: 405.360.4002

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